Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRINET GROUP, INC.

Burton Goldfield and Gregory Hammond hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of TRINET GROUP, INC., a Delaware corporation (the “Company” or the “Corporation”).

TWO: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 26, 2000 under the name of TriNet Merger Corporation.

THREE: The Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is TriNet Group, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is the AmeriSearch Corporate Services Inc.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (or any successor thereto, the “DGCL”).

IV.

A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 25,516,427 shares, 16,000,000 shares of which shall be Common Stock (the “Common Stock”) and 9,516,427 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share. The number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding, issuable upon the conversion of any convertible securities of the Corporation then outstanding and issuable upon the exercise of all outstanding options and warrants) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no separate vote of the holders of the Common Stock voting separately as a class shall be required therefor.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. 5,391,441 shares of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” (the “Series G Preferred Stock”) and 4,124,986 shares of the authorized shares of Preferred Stock are hereby designated “Series H Convertible Preferred Stock” (the “Series H Preferred Stock”, and together with the Series G Preferred Stock, the “Designated Preferred Stock”).

D. The rights, preferences and privileges, restrictions and other matters relating to the Series H Preferred Stock and the Series G Preferred Stock are as follows. Capitalized terms used in this Section D. of Article IV, if not otherwise defined in this Section D. of Article IV, are defined in Section D.9 of this Article IV. References in this Section D. of Article IV to a Section or Sections shall be deemed to be references to a Section or Sections in this Section D. of Article IV.

1. Rank.

a. The Series G Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation and a Sale Transaction and in respect of dividend rights, redemption rights and all other rights and preferences rank (i) senior to (A) all classes of common stock of the Corporation (including, without limitation, the Common Stock) and (B) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series G Preferred Stock (the foregoing clauses (A) and (B), collectively, the “Series G Junior Stock”) and (ii) junior to the Series H Preferred Stock.

b. The Series H Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation and a Sale Transaction and in respect of dividend rights, redemption rights and all other rights and preferences rank senior to (i) all classes of common stock of the Company (including without limitation, the Common Stock), (ii) the Series G Preferred Stock and (iii) each other class or series of Capital Stock of the Company hereafter created which does not expressly rank pari passu with or senior to the Series H Preferred Stock (the foregoing clauses (i), (ii) and (iii), collectively, the “Series H Junior Stock”).

2. Dividends. The holders of shares of Designated Preferred Stock shall not be entitled to receive any dividends except in accordance with this Section 2. If the Corporation declares and pays dividends on the shares of Common Stock, then, in that event, the holders of shares of Designated Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 6(a) immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

3. Liquidation and Sale Transaction.

a. Liquidation.

(i) Upon the occurrence of a Liquidation, the holders of shares of Series H Preferred Stock shall be paid in cash for each share of Series H Preferred Stock held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any shares of Series H Junior Stock, an amount equal to the greater of (A) the sum of (x) $16.69 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series H Preferred Stock), plus (y) all accrued and unpaid dividends, if any, with respect to each such share of Series H Preferred Stock and (B) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series H Preferred Stock is convertible immediately prior to such Liquidation (the greater of clause (A) and clause (B), the “Series H Liquidation Payment”). If all of the assets available for distribution to the holders of shares of Series H Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Series H Liquidation Payment, then all of the assets available for distribution to holders of shares of Series H Preferred Stock shall be distributed among and paid to such holders of shares of Series H Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(ii) Upon the occurrence of a Liquidation, after the payment in full of the Series H Liquidation Payment to the holders of Series H Preferred Stock pursuant to Section 3(a)(i), the holders of shares of Series G Preferred Stock shall be paid in cash for each share of Series G Preferred Stock held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its stockholders, before any payment or distribution is made to any shares of Series G Junior Stock, an amount equal to the greater of (A) the sum of (x) $11.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series G Preferred Stock), plus (y) all accrued and unpaid dividends, if any, with respect to each such share of Series G Preferred Stock and (B) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series G Preferred Stock is convertible immediately prior to such Liquidation (the greater of clause (A) and clause (B), the “Series G Liquidation Payment”); provided, however, that, if the Series G Liquidation Payment is the amount set forth in clause (A) of this Section 3(a)(ii) and the payment in full of such Series G Liquidation Payment would result in the holders of the Series G Preferred Stock receiving solely with respect to their shares of Series G

Preferred Stock greater than 80% of the remaining assets of the Company available for distribution to its stockholders (after the payment in full of the Series H Liquidation Payment to the holders of the Series H Preferred Stock), then such Series G Liquidation Payment shall be reduced such that the holders of the Series G Preferred Stock receive solely with respect to their shares of Series G Preferred Stock 80% of such remaining assets of the Company. If, after the payment in full of the Series H Liquidation Payment to the holders of Series H Preferred Stock pursuant to Section 3(a)(i), the assets of the Corporation available for distribution to the holders of shares of Series G Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Series G Liquidation Payment (as the same may be adjusted in accordance with the proviso to the immediately preceding sentence), then all of the assets available for distribution to holders of shares of Series G Preferred Stock shall be distributed among and paid to such holders of shares of Series G Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

b. Sale Transaction.

(i) Upon the consummation of a Sale Transaction, the holders of shares of Series H Preferred Stock shall be paid for each share of Series H Preferred Stock held thereby, before any payment or distribution is made to any shares of Series H Junior Stock, an amount equal to the greater of (A) sum of (x) $16.69 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series H Preferred Stock), plus (y) all accrued and unpaid dividends, if any, with respect to each such share of Series H Preferred Stock or (B) the aggregate amount payable in such Sale Transaction with respect to the number of shares of Common Stock into which such share of Series H Preferred Stock is convertible immediately prior to such Sale Transaction (the greater of clause (A) or clause (B), the “Series H Sale Payment”). If the assets of the Corporation available for distribution to the holders of shares of Series H Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Series H Sale Payment, then all of the assets available for distribution to holders of shares of Series H Preferred Stock shall be distributed among and paid to such holders of shares of Series H Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. The Series H Sale Payment shall be paid in the form of consideration paid in such Sale Transaction on the closing date of such Sale Transaction.

(ii) Upon the consummation of a Sale Transaction, after the payment in full of the Series H Sale Payment to the holders of Series H Preferred Stock pursuant to Section 3(b)(i), the holders of shares of Series G Preferred Stock shall be paid for each share of Series G Preferred Stock held thereby, before any payment or distribution is made to any shares of Series G Junior Stock, an amount equal to the greater of (A) sum of (x) $11.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series G Preferred Stock), plus (y) all accrued and unpaid dividends, if any, with respect to each such share of Series G Preferred Stock or (B) the aggregate amount payable in such Sale Transaction with respect to the number of shares of Common Stock into which such share of Series G Preferred Stock is convertible immediately prior to such Sale Transaction (the greater of clause (A) or clause (B), the “Series G Sale Payment”) ; provided, however, that, if the Series G Sale Payment is the amount set forth in clause (A) of this Section 3(b)(ii) and the payment in full of such Series G Sale Payment would result in the holders of the Series G Preferred Stock receiving solely with respect to their shares of Series G Preferred Stock greater than 80% of the remaining assets of the Company available for distribution to its stockholders (after the payment in full of the Series H Sale Payment to the holders of the Series H Preferred Stock), then such Series G Sale Payment shall be reduced such that the holders of the Series G Preferred Stock receive solely with respect to their shares of Series G Preferred Stock 80% of such remaining assets of the Company. If, after the payment in full of the Series H Sale Payment to the holders of Series H Preferred Stock pursuant to Section 3(b)(i), the assets of the Corporation available for distribution to the holders of shares of Series G Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Series G Sale Payment (as the same may be adjusted in accordance with the proviso to the immediately preceding sentence), then all of the assets available for distribution to holders of shares of Series G Preferred Stock shall be distributed among and paid to such holders of shares of Series G Preferred Stock ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. The Series G Sale Payment shall be paid in the form of consideration paid in such Sale Transaction on the closing date of such Sale Transaction.

c. No Additional Payment. After the holders of all shares of Designated Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 3(a) or Section 3(b), as the case may be, the holders of shares of Designated Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Series G Junior Stock.

d. Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than 10 days prior to the earliest payment date stated therein, to the holders of record of shares of Designated Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

e. Additional Provisions for Sale Transactions. Any securities of the surviving Person to be delivered to the holders of shares of Designated Preferred Stock pursuant to Section 3(b) shall be valued as follows:

(i) With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three days prior to the date of distribution.

(ii) With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as determined in good faith by the Board of Directors, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restrictions as determined in good faith by the Board of Directors.

4. Redemption.

a. During the period commencing on the fifth anniversary of the Series H Initial Issuance Date through and until 90 days after such fifth anniversary date, if the holders of shares of Designated Preferred Stock own voting securities representing less than a majority of the voting power of the Corporation entitled to vote in the election of directors, then the holders of a majority of the outstanding shares of Designated Preferred Stock shall have the right to require the Corporation to redeem, out of funds legally available therefor, all of the outstanding shares of Designated Preferred Stock for an amount of cash per share (the “Redemption Payment”) equal to (i) in the case of shares of Series G Preferred Stock, the sum of $11.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series G Preferred Stock), plus as provided in Section 2, all accrued and unpaid dividends, if any, with respect to each such share of Series G Preferred Stock to the applicable redemption date, and (ii) in the case of shares of Series H Preferred Stock, the sum of $16.69 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series H Preferred Stock), plus as provided in Section 2, all accrued and unpaid dividends, if any, with respect to each such share of Series H Preferred Stock to the applicable redemption date; provided, however, that notwithstanding anything to the contrary contained herein, no redemption of shares of Designated Preferred Stock shall be effected unless (i) the redemption of shares of Designated Preferred Stock is permitted by applicable law, and (ii) any such redemption would not cause the Corporation to have a negative working capital balance (together, the “Redemption Limitations”). Holders of at least a majority of the outstanding shares of Designated Preferred Stock may exercise the redemption right by giving written notice (the “Redemption Notice”) thereof to the Corporation (and the Corporation shall immediately thereafter deliver a copy of such Redemption Notice to all of the other holders of shares of Designated Preferred Stock), which Redemption Notice shall specify a date (the “Initial Redemption Date”), which shall be a Business Day not less than 20 days after the delivery of such Redemption Notice, for the initial redemption of shares of Designated Preferred Stock as provided in Section 4(b). Following the delivery of such Redemption Notice, each holder of the shares of Designated Preferred Stock shall surrender the certificate(s) representing one-third of its shares of Designated Preferred Stock to the Corporation, at any time during usual business hours, at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Designated Preferred Stock). All certificates representing shares of Designated Preferred Stock so surrendered for redemption shall be delivered to the Corporation for cancellation and cancelled by it and not reissued.

b. Subject to the Redemption Limitations, the Corporation shall redeem one-third of the outstanding shares of Designated Preferred Stock on the Initial Redemption Date and the remaining shares of Designated Preferred Stock shall be redeemed in two equal annual installments on the first and second anniversaries of the Initial Redemption Date. In connection therewith, prior to the applicable anniversary of the Initial Redemption Date, the holders of shares of Designated Preferred Stock shall surrender to the Corporation the certificate(s) representing the applicable number of outstanding shares of Designated Preferred Stock to be redeemed on such anniversary, at any time during usual business hours, at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Designated Preferred Stock). All certificates representing shares of Designated Preferred Stock so surrendered for redemption shall be delivered to the Corporation for cancellation and cancelled by it and not reissued.

c.

(i) If the assets of the Corporation available for redemption of the shares of Designated Preferred Stock by law or otherwise on the Initial Redemption Date or any subsequent redemption date are insufficient to redeem the shares of Designated Preferred Stock on such redemption date or would otherwise result in the occurrence of a Redemption Limitation, (x) first, the holders of shares of Series H Preferred Stock shall share ratably in any assets available for redemption in proportion to the amounts that would be payable with respect to the number of shares of Series H Preferred Stock owned by them if the shares of Series H Preferred Stock to be so redeemed on such redemption date were redeemed in full and (y) second, the holders of shares of Series G Preferred Stock shall share ratably in any assets available for redemption in proportion to the amounts that would be payable with respect to the number of shares of Series G Preferred Stock owned by them if the shares of Series G Preferred Stock to be so redeemed on such redemption date were redeemed in full.

(ii) The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Redemption Payment and redeeming the applicable portion of the Designated Preferred Stock on the applicable redemption date. At any time thereafter when additional funds of the Corporation are available by law for the redemption of shares of Designated Preferred Stock and any redemption would not result in the occurrence of a Redemption Limitation, such funds will be used as soon as they become available, to redeem the balance of such shares of Series H Preferred Stock and/or such shares of Series G Preferred Stock that were not redeemed on the applicable redemption date, or such portion thereof for which funds are available, on the basis set forth above. If funds are not available by law for the payment in full of the Redemption Payment for the shares of Series H Preferred Stock and/or the shares of Series G Preferred Stock to be so redeemed on any redemption date, then the Corporation shall be obliged to make such partial redemption so that (x) first, the number of shares of Series H Preferred Stock held by each holder shall be reduced in an amount that shall bear the same ratio to the actual number of shares of Series H Preferred Stock required to be redeemed on such redemption date as the number of shares of Series H Preferred Stock then held by such holder bears to the aggregate number of shares of Series H Preferred Stock then outstanding and (y) second, the number of shares of Series G Preferred Stock held by each holder shall be reduced in an amount that shall bear the same ratio to the actual number of shares of Series G Preferred Stock required to be redeemed on such redemption date as the number of shares of Series G Preferred Stock then held by such holder bears to the aggregate number of shares of Series G Preferred Stock then outstanding.

(iii) If the Corporation fails to redeem shares of Designated Preferred Stock for which redemption is required, then during the period from the applicable redemption date through the date on which such shares of Designated Preferred Stock that the Corporation failed to redeem on such redemption date are actually redeemed in full, such shares of Designated Preferred Stock shall continue to be entitled to all rights and preferences of Designated Preferred Stock. After payment in full of the aggregate Redemption Payment for all issued and outstanding shares of Designated Preferred Stock, all rights of the holders thereof as stockholders of the Corporation shall cease and terminate.

d. Notwithstanding anything to the contrary contained herein, any holder of Designated Preferred Stock may convert its shares of Designated Preferred Stock into shares of Common Stock pursuant to Section 6(a) at any time prior to the redemption of such shares of Designated Preferred Stock.

5. Election of Directors; Voting Rights.

a. In addition to the voting rights to which the holders of Designated Preferred Stock are entitled under or granted by Delaware law, the holders of shares of Designated Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Designated Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Designated Preferred Stock into shares of Common Stock pursuant to Section 6(a) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

b. The holders of shares of Designated Preferred Stock, voting together as a separate class, shall be entitled to elect four directors of the Corporation. At any meeting held for the purpose of electing directors at a time when the holders of shares of Designated Preferred Stock are entitled to vote as a separate class for the election of directors pursuant to this Section 5(b), (i) the presence in person or by proxy of the holders of a majority of the shares of Designated Preferred Stock then outstanding shall constitute a quorum of the Designated Preferred Stock for the election of the directors to be elected solely by the holders of shares of Designated Preferred Stock; (ii) the holders of shares of Designated Preferred Stock shall be entitled to cast one vote per share of Designated Preferred Stock in any such election; and (iii) such directors shall be elected by the affirmative vote of the holders of a majority of the outstanding shares of Designated Preferred Stock. A vacancy in a directorship filled by the holders of the Designated Preferred Stock voting as a separate class pursuant to this Section 5(b)

shall be filled only by the vote or written consent of the holders of shares of Designated Preferred Stock. The directors elected pursuant to this Section 5(b) may not be removed without the consent of the holders of a majority of the shares of Designated Preferred Stock.

c. The Designated Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation.

d. For so long as the General Atlantic Stockholders own (i) (x) a majority of the shares of Series G Preferred Stock and (y) at least 1,671,432 shares of Series G Preferred Stock, or (ii) (x) a majority of the shares of Series H Preferred Stock and (y) at least 1,278,811 shares of Series H Preferred Stock, notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws of the Corporation then in effect or otherwise, the Corporation, whether by action or written consent of the stockholders of the Corporation or the Board of Directors or otherwise, shall not take, approve, consent to or otherwise ratify, and the Corporation shall cause all of its Subsidiaries not to take, approve, consent to or ratify, any of the following actions (whether by merger, consolidation or otherwise) without the consent of holders of a majority of the outstanding shares of Series H Preferred Stock and Series G Preferred Stock, voting as a separate class:

(i) any amendment to the number of shares of Designated Preferred Stock authorized by the Corporation on the applicable Preferred Stock Initial Issuance Date or any issuance of any shares of Designated Preferred Stock by the Corporation other than those issued on the applicable Preferred Stock Initial Issuance Date;

(ii) (x) the creation or issuance of or agreement to create or issue any shares of Capital Stock of the Corporation (other than shares of Common Stock issuable pursuant to the exercise of options granted under the Stock Option Plan and shares of Common Stock issuable upon conversion of any series of the Designated Preferred Stock), ranking senior to or pari passu with the Designated Preferred Stock, whether by an amendment to or restatement of this Amended and Restated Certificate of Incorporation or by a merger, consolidation, business combination or otherwise or (y) the redemption of any shares of Capital Stock of the Corporation (other than (1) the redemption of shares of any series of Designated Preferred Stock in accordance with the terms of this Amended and Restated Certificate of Incorporation, and (2) the repurchase by the Corporation of shares of Common Stock pursuant to the terms of the Stock Option Plan);

(iii) any action, including an action to which Section 5(d)(vii) below may apply, which adversely affects the powers, preferences, privileges or other rights of the holders of the shares of Designated Preferred Stock, whether by any amendment to or restatement of this Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Corporation then in effect or by a merger, consolidation, business combination or otherwise;

(iv) the declaration, distribution or payment of any dividend or other distribution on any shares of Capital Stock of the Corporation or any of its Subsidiaries, other than any redemption or repurchase permitted pursuant to Section 5(d)(ii) above;

(v) the creation of any Liens on any of the assets of the Corporation or any of its Subsidiaries, other than (x) in the ordinary course of business and on an arm’s-length basis, (y) Permitted Liens, and (z) Liens securing indebtedness under the Comerica Agreement;

(vi) the issuance or incurrence by the Corporation or any of its Subsidiaries of, or the Corporation or any of its Subsidiaries otherwise becoming liable for, any form of Indebtedness or any guarantee of any Indebtedness, other than Indebtedness incurred pursuant to the Comerica Agreement;

(vii) any Sale Transaction, or any sale, transfer, assignment, lease, pledge or other disposition of any assets of the Corporation or any of its Subsidiaries outside the ordinary course of business;

(viii) any transaction between the Corporation or any of its Subsidiaries, on the one hand, and any officer, director or stockholder (or any of their respective Affiliates or any Family Member of any such officer, director or stockholder) of the Corporation or any of its Subsidiaries, on the other hand, other than any such transaction that is on an arm’s length basis;

(ix) any capital expenditures that are not included in the annual expense budget of the Corporation and that, individually or in the aggregate, are (A) in excess of $250,000 annually, or (B) in excess of 2% of the annual expense budget of the Corporation;

(x) any change to the size of the Board of Directors; or

(xi) any amendment to this Section 5(d).

6. Conversion.

a. Optional Conversion.

(i) Series H Preferred Stock. Any holder of shares of Series H Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 6, any or all of such holder’s shares of Series H Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series H Preferred Stock being so converted multiplied by the quotient of (A) the Series H Liquidation Payment divided by (B) the conversion price of $16.69 per share, subject to adjustment as provided in Section 6(d) (such price in clause (B), the “Series H Conversion Price”).

(ii) Series G Preferred Stock. Any holder of shares of Series G Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 6, any or all of such holder’s shares of Series G Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series G Preferred Stock being so converted multiplied by the quotient of (A) the Series G Liquidation Payment divided by (B) the conversion price of $11.00 per share, subject to adjustment as provided in Section 6(d) (such price in clause (B), the “Series G Conversion Price”).

(iii) Mechanics of Optional Conversion. Such conversion rights pursuant to clauses (i) and (ii) of this Section 6(a) shall be exercised by the surrender of certificate(s) representing the shares of Designated Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Designated Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Designated Preferred Stock and specifying the name or names (with address(es)) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 6(j). All certificates representing shares of Designated Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Designated Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and non-assessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with Section 2. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered to such Person.

b. Mandatory Conversion.

(i) Series H Preferred Stock. The holders of a majority of all outstanding shares of Series H Preferred Stock shall have the right, at any time, to require all of the outstanding shares of Series H Preferred Stock to be converted into the number of fully paid and non-assessable shares of Common Stock equal to the product of the number of shares of Series H Preferred Stock being converted, multiplied by the quotient of (A) the Series H Liquidation Payment divided by (B) the Series H Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 6(d)).

(ii) Series G Preferred Stock. The holders of a majority of all outstanding shares of Series G Preferred Stock shall have the right, at any time, to require all of the outstanding shares of Series G Preferred Stock to be converted into the number of fully paid and non-assessable shares of Common Stock equal to the product of the number of shares of Series G Preferred Stock being converted, multiplied by the quotient of (A) the Series G Liquidation Payment divided by (B) the Series G Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 6(d)).

(iii) Mechanics of Mandatory Conversion. Holders of at least a majority of the outstanding shares of Series G Preferred Stock or Series H Preferred Stock, as the case may be, shall exercise the conversion right by giving notice thereof to the Corporation and all the other holders of shares of such series of Designated Preferred Stock, which notice shall specify a date (which shall be a Business Day not more than 30 Business Days after the delivery of such notice) for such conversion. Immediately upon conversion as provided herein, each holder of shares of such series of Designated Preferred Stock shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such holder’s shares of such series of Designated Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the shares of Common Stock shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of shares of such series of Designated Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of such series of Designated Preferred Stock) certificates representing the shares so converted.

c. Termination of Rights. On the date of such optional conversion pursuant to Section 6(a) or of such mandatory conversion pursuant to Section 6(b), all rights with respect to the shares of Designated Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Designated Preferred Stock have been converted, (ii) the payment of dividends that had been declared but not paid, if any, pursuant to Section 2, and (iii) exercise the rights to which they are entitled as holders of shares of Common Stock.

d. Antidilution Adjustments. The Series G Conversion Price and the Series H Conversion Price, and the number and type of securities to be received upon conversion of shares of Series G Preferred Stock and/or Series H Preferred Stock, as the case may be, shall be subject to adjustment as set forth below.

(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Corporation shall at any time or from time to time, prior to conversion of shares of Designated Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 6(d)), then, and in each such case, the Series G Conversion Price and the Series H Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Designated Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Designated Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 6(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Issuance of Common Stock or Common Stock Equivalent below Series G Conversion Price or Series H Conversion Price.

(A) Series G Preferred Stock. If the Corporation shall at any time or from time to time prior to conversion of shares of Series G Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Series G Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent, plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 6(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Series G Conversion Price then in effect shall be adjusted by multiplying the Series G Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date (assuming full exercise and conversion of all outstanding Common Stock Equivalents, except that only Common Stock Equivalents that are “in the money” are assumed to have been exercised and converted if, in connection with a sale of shares that triggers the adjustment required by this section, the Corporation grants equity interests to substantially all then-current employees of the Corporation who hold options that are “out of the money”), plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series G Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Series G Conversion Price on the Relevant Date), and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date (assuming full exercise and conversion of all outstanding Common Stock Equivalents, except that only Common Stock Equivalents that are “in the money” are assumed to have been exercised and converted if, in connection with a sale of shares that triggers the adjustment required by this section, the Corporation grants equity interests to substantially all then-current employees of the Corporation who hold options that are “out of the money”), plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

(B) Series H Preferred Stock. If the Corporation shall at any time or from time to time prior to conversion of shares of Series H Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a New Issue Price that is less than the Series H Conversion Price then in effect as of the Relevant Date (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent, plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 6(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Series H Conversion Price then in effect shall be adjusted by multiplying the Series H Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date (assuming full exercise and conversion of all outstanding Common Stock Equivalents, except that only Common Stock Equivalents that are “in the money” are assumed to have been exercised and converted if, in connection with a sale of shares that triggers the adjustment required by this section, the Corporation grants equity interests to substantially all then-current employees of the Corporation who hold options that are “out of the money”), plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Series H Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Series H Conversion Price on the Relevant Date), and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date (assuming full exercise and conversion of all outstanding Common Stock Equivalents, except that only Common Stock Equivalents that are “in the money” are assumed to have been exercised and converted if, in connection with a sale of shares that triggers the adjustment required by this section, the Corporation grants equity interests to substantially all then-current employees of the Corporation who hold options that are “out of the money”), plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

(C) Such adjustment pursuant to clauses (ii)(A) and (ii)(B) of this Section 6(d) shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 6(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(D) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined in good faith by the Board of Directors.

(E) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 6(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Series G Conversion Price and the Series H Conversion Price hereunder, as the case may be, shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor, and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Designated Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 6(d)(i) or (ii) or Section 6(g) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series G Conversion Price and/or the Series H Conversion Price, as the case may be, as a result of such action, then, and in each such case, the Series G Conversion Price and/or the Series H Conversion Price, as the case may be, shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series G Preferred Stock and/or Series H Preferred Stock, as the case may be).

(iv) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 6(d) need be made (A) to the Series G Conversion Price if the Corporation receives written notice from holders of at least a majority of the outstanding shares of Series G Preferred Stock that no such adjustment is required or (B) to the Series H Conversion Price if the Corporation receives written notice from holders of at least a majority of the outstanding shares of Series H Preferred Stock that no such adjustment is required.

e. Abandonment. If the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series G Conversion Price or Series H Conversion Price shall be required by reason of the taking of such record.

f. Certificate as to Adjustments. Upon any adjustment in the Series G Conversion Price or Series H Conversion Price, the Corporation shall within a reasonable period (not to exceed 10 days) following any of the foregoing transactions deliver to each registered holder of shares of Series G Preferred Stock or Series H Preferred Stock, as the case may be, a certificate, signed by the Chief Executive Officer or the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series G Conversion Price or Series H Conversion Price, as the case may be, then in effect following such adjustment.

g. Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Designated Preferred Stock at least 10 Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation or (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Designated Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Designated Preferred Stock, a security that is no less favorable than the Designated Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 6(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

h. Notices. In case at any time or from time to time:

(i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii) the Corporation shall authorize the granting to the holders of its shares of Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

(iii) there shall be any Transaction; or

(iv) there shall occur the Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Designated Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction, Initial Public Offering or Sale Transaction.

i. Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Designated Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Designated Preferred Stock, and shall take all actions to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Designated Preferred Stock; provided, that (x) the holders of shares of Designated Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders cause any directors elected by them pursuant to Section 5(b) to vote in favor of any such action that requires a vote of the Board of Directors.

j. No Conversion Tax or Charge. The issuance or delivery of certificates for shares of Common Stock upon the conversion of shares of Designated Preferred Stock shall be made without charge to the converting holder of shares of Designated Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Designated Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Designated Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

7. Certain Remedies. Any registered holder of shares of Designated Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

8. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

9. Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, the following shall be deemed to be Affiliates of the General Atlantic Stockholders: (i) GAP 79 LP, GAP 84 LP, GAP Coinvestments III, GAP Coinvestments IV, GAPCO CDA, GapStar, GmbH Coinvestment and GAP-W, (ii) GA LLC, the members of GA LLC, GmbH Management, the stockholders of GmbH Management, the limited partners of each of GAP 79 LP, GAP 84 LP, GAPCO CDA or GmbH Coinvestment, and the members of GAP Coinvestments III, GAP Coinvestments IV, GapStar or GAP-W; (iii) any Affiliate of GA LLC, the members of GA LLC, the limited partners of GAP 79 LP, GAP 84 LP, GAPCO CDA or GmbH Coinvestment, or the members of GAP Coinvestments III, GAP Coinvestments IV, GapStar or GAP-W; and (iv) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GA LLC or consultants or key employees of General Atlantic Service Company, LLC, a Delaware limited liability company and an Affiliate of GA LLC. In addition, GA TriNet, GAP 79 LP, GAP 84 LP, GAP Coinvestments III, GAP Coinvestments IV, GAPCO CDA, GapStar, GmbH Coinvestment, GAP-W and HR Acquisitions shall be deemed to be Affiliates of one another. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, no portfolio company of GA LLC shall be deemed or treated as an Affiliate of the General Atlantic Stockholders.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Comerica Agreement” means the Revolving Credit and Term Loan Agreement, dated June 1, 2009, by and among the Corporation, TriNet HR Corporation, Comerica Bank and the other parties signatory thereto relating to debt financing not to exceed $80,000,000 million in available aggregate principal amount.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalent” means any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, including, without limitation, the Designated Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Current Market Price” per share means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of the Common Stock during the immediately preceding 30 trading days ending on such date, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Transaction” means (a) any issuance of shares of restricted stock or options to purchase shares of Common Stock to employees, consultants, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors, (b) any issuance of shares of Common Stock (i) upon the conversion of shares of Designated Preferred Stock, (ii) as a dividend on shares of Common Stock for which an adjustment is made pursuant to Section 6(d)(i) or on shares of Designated Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Capital Stock of the Corporation in consideration of an acquisition by the Corporation or any of its Subsidiaries of assets or Capital Stock of another Person, or (d) any issuance of shares of Capital Stock of the Corporation pursuant to joint venture or partnering transactions, equipment leases or credit lines, in the case of each of clauses (c) or (d), as approved by the Board of Directors (and for the avoidance of doubt, excluding private equity or other equity financings of the Corporation).

“Family Member”, with respect to a person, means a member of such person’s immediate family, which shall include his spouse, children or grandchildren.

“GA LLC” means General Atlantic LLC, a Delaware limited liability company.

“GAP 79 LP” means General Atlantic Partners 79, L.P., a Delaware limited partnership.

“GAP 84 LP” means General Atlantic Partners 84, L.P., a Delaware limited partnership.

“GAP Coinvestments III” means GAP Coinvestments III, LLC, a Delaware limited liability company.

“GAP Coinvestments IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.

“GAPCO CDA” means GAP Coinvestments CDA, L.P., a Delaware limited partnership.

“GapStar” means GapStar, LLC, a Delaware limited liability company.

“GAP-W” means GAP-W, LLC, a Delaware limited liability company.

“GA TriNet” means GA TriNet, LLC, a Delaware limited liability company.

“General Atlantic Stockholders” means GA TriNet, HR Acquisitions, any Affiliate of GA TriNet or HR Acquisitions that owns securities of the Corporation and any Affiliate of GA TriNet or HR Acquisitions to whom securities of the Corporation are distributed or transferred by GA TriNet or HR Acquisitions or such Affiliate.

“GmbH Coinvestment” means GAPCO GmbH & Co. KG, a German limited partnership.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“HR Acquisitions” means HR Acquisitions, LLC, a Delaware limited liability company.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (iii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with the United States generally accepted accounting principles, recorded as capital leases, and (vi) all indebtedness secured by any Lien (other than statutory Lien or Liens in favor of lessors under leases other than leases included in clause (v)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Initial Public Offering” means the first underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act.

“Initial Redemption Date” has the meaning ascribed to it in Section 4(a).

“Issue Date” has the meaning ascribed to it in Section 6(d)(ii)(C).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Market Price” means, as of the date of determination, (a) if the Common Stock is listed on a national securities exchange, the closing price per share of Common Stock on such date quoted on Bloomberg or a similar platform or, if no such closing price on such date is quoted on Bloomberg or a similar platform, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (c) if on any such date, the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices of the Common Stock on such date as furnished by a professional market maker making a market in the Common Stock selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors and the holders of a majority of the shares of Designated Preferred Stock or, if the

Board of Directors and the holders of a majority of the shares of Designated Preferred Stock shall fail to agree, at the Corporation’s expense, by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Designated Preferred Stock. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

“New Issue Price” has the meaning ascribed to it in Section 6(d)(ii)(A).

“Permitted Liens” means (a) Liens that relate to taxes or assessments that are not yet delinquent or being contested in good faith by appropriate proceedings which stay the enforcement of such Liens and for which adequate reserves have been established in accordance with generally accepted accounting principles in the United States as in effect from time to time, and (b) Liens of landlords and liens of carriers, warehousemen, mechanics or materialmen and other like Liens arising in the ordinary course of business consistent with past custom and practice for sums not yet due and payable or the amount or validity of which is being contested in good faith.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Preferred Stock Initial Issuance Date” means in the case of the Series G Preferred Stock, the Series G Initial Issuance Date and in the case of the Series H Preferred Stock, the Series H Initial Issuance Date.

“Redemption Limitations” has the meaning ascribed to it in Section 4(a).

“Redemption Notice” has the meaning ascribed to it in Section 4(a).

“Redemption Payment” has the meaning ascribed to it in Section 4(a).

“Relevant Date” has the meaning ascribed to it in Section 6(d)(ii)(A).

“Sale Transaction” means, whether in a single transaction or a series of related transactions, (i) any merger, tender offer or other business combination in which the stockholders of the Corporation owning the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving Person, (ii) a voluntary sale of voting securities by the stockholders of the Corporation to any Person in which the stockholders of the Corporation owning a majority of the voting securities of the Corporation prior to such sale do not own a majority of the voting securities of the surviving Person (including, without limitation, the ultimate parent company) or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; provided, that, in no event shall a transfer of the voting securities of the Corporation between or among the General Atlantic Stockholders be deemed to be a Sale Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series G Conversion Price” has the meaning ascribed to it in Section 6(a)(ii).

“Series G Initial Issuance Date” means the date on which shares of Series G Preferred Stock are first issued.

“Series G Junior Stock” has the meaning ascribed to it in Section 1(a).

“Series G Liquidation Payment” has the meaning ascribed to it in Section 3(a)(ii).

“Series G Sale Payment” has the meaning ascribed to it in Section 3(b)(ii).

“Series H Conversion Price” has the meaning ascribed to it in Section 6(a)(i)

“Series H Initial Issuance Date” means the date on which shares of Series H Preferred Stock are first issued.

“Series H Junior Stock” has the meaning ascribed to it in Section 1(b).

“Series H Liquidation Payment” has the meaning ascribed to it in Section 3(a)(i).

“Series H Sale Payment” has the meaning ascribed to it in Section 3(b)(i).

“Stock Option Plan” means the 2000 Equity Incentive Plan of the Corporation.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Transaction” has the meaning ascribed to it in Section 6(g).

V.

In the case of any vacancy in the office of a director, the stockholders that previously elected such director to that office, at a duly held meeting or by written consent, may elect a successor to fill the vacancy. Any director may be removed either with or without cause by, and only by, the stockholders that elected that director at a duly held meeting or by unanimous written consent, and any vacancy thereby created may be filled by such stockholders in the same manner.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as otherwise expressly set forth herein, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated By-laws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Amended and Restated By-laws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Amended and Restated By-laws of the Company.

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, TRINET GROUP, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer and the Secretary in San Leandro, California on this June 1, 2009.

By:	/s/ Burton Goldfield
Burton Goldfield, Chief Executive Officer

By:	/s/ Gregory Hammond
Gregory Hammond, Secretary

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRINET GROUP, INC.

TRINET GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: The original name of this corporation is TriNet Merger Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 26, 2000.

TWO: Burton Goldfield is the duly elected and acting President and Chief Executive Officer of the Corporation.

THREE: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV Section A shall be amended in its entirety to read as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 41,516,427 shares, 32,000,000 shares of which shall be Common Stock (the “Common Stock”) and 9,516,427 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.00005 per share and the Preferred Stock shall have a par value of $0.0001 per share. The number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding, issuable upon the conversion of any convertible securities of the Corporation then outstanding and issuable upon the exercise of all outstanding options and warrants) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no separate vote of the holders of the Common Stock voting separately as a class shall be required therefor. From and after the effective time of the filing of this Certificate of Amendment (the “Effective Time”), the Corporation shall effect a two-for-one (2:1) forward stock split of its outstanding shares of Common Stock, such that each holder of record of one (1) share of Common Stock previously held by such holder shall be entitled to hold two (2) shares of Common Stock (the “Stock Split”), and that the par value of such Common Stock, after giving effect to the Stock Split, shall be $0.00005 per share.”

FOUR: The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

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TriNet Group, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this June 28, 2013.

TRINET GROUP, INC.

Signature:	/s/ Burton Goldfield

Print Name:	Burton Goldfield

Title:	President and Chief Executive Officer

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